
                                                                     EXHIBIT 9.2

                             SHAREHOLDERS' AGREEMENT

                                  BY AND AMONG

                              PRIME INVESTMENTS SA

                                       AND

                        HENRY BIRKS & SONS HOLDINGS INC.

                                       AND

                             HENRY BIRKS & SONS INC.

                           MADE AS OF AUGUST 15, 2002

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                                TABLE OF CONTENTS

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                                                                               PAGE
                                                                               ----
ARTICLE I INTERPRETATION...................................................      1
      1.1    Definitions...................................................      1
      1.2    Gender........................................................      5
      1.3    Headings......................................................      5
      1.4    Severability..................................................      5
      1.5    Entire Agreement..............................................      5
      1.6    Amendments....................................................      5
      1.7    Waiver........................................................      5
      1.8    Governing Law.................................................      5
      1.9    Language......................................................      6
      1.10   Delays........................................................      6
      1.11   Conflict......................................................      6
      1.12   Statutes......................................................      6
      1.13   Preamble......................................................      6

ARTICLE II RESTRICTIONS ON TRANSFER........................................      6
      2.1    No Transfer...................................................      6
      2.2    Transfer to a Permitted Transferee............................      6
      2.3    Right of First Refusal - Holdings.............................      7
      2.4    Right of First Refusal - Investors............................      8
      2.5    Drag Along Rights.............................................      8
      2.6    Tag Along Rights..............................................      9
      2.7    Refusal of Corporation........................................      9
      2.8    Offer; Third Party Offer Notice...............................      9
      2.9    Irrevocability................................................     10
      2.10   Inscription...................................................     10
      2.11   Determination of Value........................................     10

ARTICLE III CONVERSION.....................................................     11
      3.1    Conversion Privilege..........................................     11
      3.2    No Fractional Shares..........................................     12

ARTICLE IV PREEMPTIVE RIGHTS...............................................     12
      4.1    Preemptive Rights.............................................     12

ARTICLE V CLOSING..........................................................     13
      5.1    Time, Place, Terms and Conditions.............................     13
      5.2    Further Assurances............................................     14

ARTICLE VI REGISTRATION RIGHTS.............................................     14
      6.1    Registration Rights...........................................     14

ARTICLE VII CORPORATE GOVERNANCE AND COVENANTS.............................     14
      7.1    Board of Directors............................................     14
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
      7.2    Right of Inspection...........................................     15
      7.3    Financial Information.........................................     15
      7.4    Covenants.....................................................     17
      7.5    Notices of Certain Events.....................................     18

ARTICLE VIII GENERAL PROVISIONS............................................     19
      8.1    Successors in Interest........................................     19
      8.2    Notice........................................................     19
      8.3    Purported Transfers;Applicability of Certain Provisions.......     21
      8.4    Time..........................................................     21
      8.5    Execution of Counterpart......................................     21
      8.6    Termination...................................................     22

Schedules

Schedule 8.5   -  Counterpart

Exhibit A      -

                             SHAREHOLDERS' AGREEMENT

        MEMORANDUM OF AGREEMENT made as of the 15th day of August, 2002.

BY AND AMONG:  PRIME INVESTMENTS SA, a corporation organized under the laws of
               Luxembourg (hereinafter, the "INVESTOR");

AND: HENRY BIRKS & SONS HOLDINGS INC. a corporation incorporated under the laws of Canada, (hereinafter "HOLDINGS");

AND: HENRY BIRKS & SONS INC., a corporation amalgamated under the laws of Canada, (hereinafter, the "CORPORATION").

      THIS AGREEMENT WITNESSETH THAT, in consideration of the mutual covenants herein contained, it is agreed by and among the Parties as follows:

                                   ARTICLE I
                                 INTERPRETATION

1.1   DEFINITIONS

      For the purposes of this Agreement or any offer, acceptance, rejection, notice, consent, request, authorization, permission, direction or other instrument required or permitted to be given hereunder, the following words and phrases shall have the following meanings, respectively, unless the context otherwise requires:

      "ACT" shall mean the Canada Business Corporations Act.

      "AGREEMENT" shall mean this Shareholders' Agreement and all instruments supplemental hereto or in amendment or confirmation hereof; "herein", "hereof", "hereto", "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; "Article", "Section", "Subsection" or other subdivision of this Agreement means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement.

      "BOARD" shall mean the Board of Directors of the Corporation.

      "BUSINESS DAY" shall mean any day, other than a Saturday, Sunday, or other day on which the principal commercial banks in Montreal, Quebec are not open for business during normal banking hours.

      "CLOSING" shall mean the sale of Shares pursuant to this Agreement.

      "CLOSING DATE" shall mean the date which is ten Business Days after the acceptance of the Offer or, in the circumstances described in Section 2.10, the date which is ten Business Days after the Value is determined.

      "COMMON SHARES" shall mean Common Shares in the capital of the corporation.

      "CONTROL" and any derivative thereof means with respect to any Person other than an individual the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

      "CORPORATION" shall mean Henry Birks & Sons Inc.

      "DOLLAR", "DOLLARS" and the sign "$" shall each mean lawful money of Canada.

      "GAAP" shall have the meaning set forth in Section 7.3(a).

      "GOVERNMENTAL BODY" shall mean (i) any domestic or foreign national, federal, provincial, state, municipal or other government or body, (ii) any multinational, multilateral or international body, (iii) any subdivision, agent, commission, board, instrumentality or authority of any of the foregoing governments or bodies, (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing governments or bodies, or
      (v) any domestic, foreign, international, multilateral or multinational judicial, quasi-judicial, arbitration or administrative court, tribunal, commission, board or panel.

      "HOLDINGS" shall mean Henry Birks & Sons Holdings Inc.

      "INVESTOR" shall mean Prime Investments SA.

      "INVESTOR OFFER" shall have the meaning ascribed thereto at Section
      2.3(a).

      "INSPECTORS" shall have the meaning ascribed thereto at Section 2.3(a)

      "LAWS" shall mean (i) all constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulations, and municipal by-laws, whether domestic, foreign or international, and (ii) all judgments, orders, writs, injunctions, decisions, rulings, decrees, and awards of any Governmental Body, in each case binding on or affecting the Person referred to in the context in which such word is used; and "LAW" shall mean any one of them.

      "MANAGEMENT INVESTOR" has the meaning set forth in the Management Shareholders Agreement.

      "MANAGEMENT SHAREHOLDERS AGREEMENT" shall mean the Shareholder Agreement dated as of April 5, 2002 by and among Holdings, the Management Investors identified therein and the Corporation.

      "MINIMUM NUMBER OF SHARES" shall have the meaning ascribe thereto in
      Section 7.3(a).

      "NON-VOTING COMMON SHARES" shall mean non-voting Common Shares in the capital of the corporation.

      "NOTES" means the Secured Convertible Notes of the Corporation in the initial aggregate principal amount of US $5,000,000 issued pursuant to the Securities Purchase Agreement.

      "NOTIFIED PARTY" AND "NOTIFIED PARTIES" shall have the meaning ascribed thereto at Section 2.1(a).

      "OFFER" shall have the meaning ascribed thereto in Article II.

      "OFFER PERIOD" shall have the meaning ascribed thereto in Article II.

      "OFFERED SECURITIES" shall have the meaning ascribed thereto in Article
      II.

      "PARTIES" shall mean the Investor, Holdings and the Corporation; and "PARTY" shall mean any one of them.

      "PERMITTED TRANSFEREE" means any Person that directly or indirectly through one or more intermediaries is controlled by or under common control with the applicable Person. In connection with the Investor, a Permitted Transferee is a Person that directly or indirectly through one or more intermediaries is controlled by Rosy Blue Finance SA Luxembourg.

      "PERSON" shall mean an individual, corporation, company, co-operative, partnership, trust, unincorporated association, Governmental Body; and pronouns when they refer to a Person shall have a similarly extended meaning.

      "PREFERRED SHARES" shall mean the Corporation's Series A Convertible Preferred Shares.

      "PRIME RATE" shall mean the rate of interest per annum reported, quoted, published and commonly known as the prime rate of interest of the Canadian Imperial Bank of Commerce for loans in dollars made in Canada to substantial and responsible customers. Each announced change in the prime rate of interest of the Canadian Imperial Bank of Commerce will be effective as of the effective date specified in the relevant announcement or, if no effective date is so specified, as of the date of such announcement. With each change in the Prime Rate there shall be a corresponding change in any rate of interest based thereon and payable pursuant hereto.

      "QUALIFIED PUBLIC OFFERING" means the sale by the Corporation of its Common Shares in a bona fide firm commitment underwritten public offering pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the "US SECURITIES ACT") or under a prospectus filed with and receipted by, the relevant securities commissions or similar regulatory authorities in Canada (the "CANADIAN PROSPECTUS"), raising aggregate net proceeds to the Corporation of at least US $55,000,000 at a minimum share price of US $4.94 per Common Share (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations) and in which the Common Shares are listed on a US national securities exchange or a Canadian stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System (the "NASDAQ"), National Market System ("NMS") or Small Cap.

      "SECURITIES PURCHASE AGREEMENT" means that certain securities purchase agreement dated as of August 15, 2002 between the Corporation and the Investors named therein, including the Investor (as defined herein.)

      "SHARES" shall mean (i) any share of any class, series or category of the share capital of the Corporation, (ii) any equity security in the capital of the Corporation including, without limitation, purchase warrants, options or securities in whole or in part convertible or exchangeable for or into shares of any class, series or category of the capital stock of the Corporation; and "SHARE" shall mean any one of them.

      "SHAREHOLDERS" means the Investor and Holdings together with such other Persons as may become Parties to this Agreement as a shareholder of the corporation, collectively and "SHAREHOLDER" means one of such Persons individually.

      "THIRD PARTY" shall have the meaning ascribed thereto in Article II.

      "THIRD PARTY OFFER" shall have the meaning ascribed thereto in Article II.

      "TRANSFER", and any derivative thereof, shall, when used as a verb or a noun in this Agreement, mean to sell, assign, surrender, exchange, give, donate, transfer, pledge, mortgage, charge, create a security interest in, hypothecate, grant an option in, or otherwise dispose, alienate, encumber or deal with any of the Shares; however, if the Shareholder is a body corporate, then (i) any amalgamation, merger, dissolution, liquidation or winding up of such body corporate, or (ii) any change of control of such body corporate, shall each also be deemed a Transfer.

      "VALUE" shall mean the value of a Share as determined by the auditors of the Corporation pursuant to Section 2.11 and in accordance with Canadian generally accepted accounting principles, consistently applied.

1.2   GENDER

      Any reference in this Agreement to any gender shall include all genders and words used herein importing the singular number only shall include the plural and vice versa.

1.3   HEADINGS

      The division of this Agreement into Articles, Sections, Subsections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement.

1.4   SEVERABILITY

      Any Article, Section, Subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed therefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall be severed from an illegal or unenforceable Article, Section, Subsection or other subdivision of this Agreement or any other provisions of this Agreement.

1.5   ENTIRE AGREEMENT

      This Agreement together with any other instruments to be delivered pursuant hereto, constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, among any or all of the Parties.

1.6   AMENDMENTS

      No amendment of this Agreement shall be binding unless otherwise expressly provided in an instrument duly executed in writing by the Parties.

1.7   WAIVER

      Except as otherwise provided in this Agreement, no waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in an instrument duly executed in writing by the Parties.

1.8   GOVERNING LAW

      This Agreement shall be governed, interpreted and construed by and in accordance with the Laws of the Province of Quebec and the Laws of Canada applicable therein and shall be treated in all respects as a Quebec contract.

1.9   LANGUAGE

      The Parties have required that this Agreement and all instruments relating thereto be in the English language; les parties ont exige que la presente convention et tout autre document afferent aux presentes soient en langue anglaise.

1.10  DELAYS

      When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the day which is the reference day in calculating such period shall be excluded.

1.11  CONFLICT

      If any conflict should appear between this Agreement and the by-laws or resolutions of the Corporation, then the provisions of this Agreement shall prevail.

1.12  STATUTES

      References in this Agreement to statutes shall include any statute amending, modifying, re-enacting, restating, extending or made pursuant to the same or which is amended, modified, re-enacted, restated, or extended by the same.

1.13  PREAMBLE

      The preamble hereto is incorporated herein by reference and deemed to be a part of this Agreement.

                                   ARTICLE II
                            RESTRICTIONS ON TRANSFER

2.1   NO TRANSFER

      Except as permitted in this Article II, neither the Investor nor Holdings may transfer, pledge, encumber or otherwise dispose of in whole or in part, directly or indirectly, any Shares or any right, title or interest therein.

2.2   TRANSFER TO A PERMITTED TRANSFEREE

      Each of Holdings and the Investor may assign some or all of its Shares to its Permitted Transferee(s), provided that each such Permitted Transferee has executed prior to such Transfer, a counterpart of this Agreement in accordance with Section 8.5 hereof. A Permitted Transferee of the Investor will have all of the rights and be subject to all of the obligations of the Investor with respect to the Shares Transferred. A Permitted Transferee of Holdings will have all of the rights and be subject to all of the obligations of Holdings with respect to the Shares Transferred.

2.3   RIGHT OF FIRST REFUSAL - HOLDINGS

      (a) Subject to Section 2.2, if the Investor desires to sell any or all of its Shares (the "INVESTOR OFFER"), or wishes to accept a bona fide irrevocable written offer from a Person dealing at arms' length (within the meaning of the Income Tax Act (Canada)) with the Investor (in this section the "THIRD PARTY") to purchase any or all of the Shares held by the Investor (in this section the "THIRD PARTY OFFER"), then it shall first offer to sell (the "OFFER") all, but not less than all, of the Shares (the "OFFERED SECURITIES") to the Corporation and to Holdings (the "NOTIFIED PARTIES") in accordance with the procedure set forth in this Section 2.3. The Offer shall be sent to each Notified Party and shall respect the following conditions:

            (i) in the case of a Third Party Offer, the Offer shall include a copy of the Third Party Offer, and reasonable detail as to the identity and, where applicable, the ownership of the Third Party, and the terms and conditions of the Offer shall be not less favorable, in the aggregate, for the Notified Parties than those contained in the Third Party Offer;

            (ii) in the case of a an Investor Offer, the sale price in the Offer shall be the Value of the Offered Securities as at the last day of the Corporation's most recently-completed fiscal year, or as otherwise determined pursuant to Section 2.11 hereof; and

            (iii) in all cases, the Offer shall be open for acceptance by the
                  Notified Parties for twenty (20) Business Days (the "OFFER PERIOD") from the receipt of the Offer by the Notified Parties.

            The Notified Parties shall be obliged by delivering notice to the Investor within, but not after the expiration of, the Offer Period at their sole option to either accept the Offer or reject the Offer. If a Notified Party does not accept the Offer, then such Notified Party shall be deemed to have rejected the Offer. If a Notified Party has accepted the Offer, then the Investor shall sell to the Notified Party, and the Notified Party shall purchase from the Investor, the Offered Securities in accordance with this Agreement. If both Notified Parties accept the Offer, the Offered Securities shall be sold to the Corporation.

      (b) If both of the Notified Parties have or are deemed to have rejected the Offer, then the Investor shall be free for a period of thirty
            (30) Business Days immediately following the last day of the Offer Period to sell all, but not less than all, of the Offered Securities

            (i) in the case of a Third Party Offer, to the Third Party on terms not more favorable in the aggregate for the Third Party than those contained in the Third Party Offer; or

            (ii) in the case of an Investor Offer, to any Person on terms not more favorable, in the aggregate, for such Person than those contained in the Offer;

            provided, however, that in either case it shall be a condition precedent to the right of the Investor to sell the Offered Securities that the purchaser has executed a counterpart of this Agreement in accordance with Section 8.5. If no sale takes place within the said thirty (30) Business Day period, then the Investor shall not transfer the Offered Securities without again following and being subject to this ARTICLE II.

2.4   RIGHT OF FIRST REFUSAL - INVESTOR

      Subject to Holdings' obligations under Section 3.4 of the Management Shareholders Agreement, Holdings and the Corporation, if the Management Investors do not elect to purchase all of the Offered Securities, (as defined in Section 3.4(a) of the Management Shareholders' Agreement), then the Investor shall have the right to purchase the Offered Securities (as defined in Section 3.4(a) of the Management Shareholders' Agreement) upon the terms and conditions set forth in the Offer (as defined in Section 3.4(a) of the Management Shareholders Agreement) during the twenty (20) Business Day period immediately following the last day of the Offer Period (as defined in Section 3.4(a) of the Management Shareholders' Agreement).

      Holdings shall provide the Investor with any and all notices it provides to or receives from the Management Investors under Section 3.4 of the Management Shareholders' Agreement no later that one (1) Business Day after Holdings sends or receives such notice. The Investor shall exercise its rights under this
Section 2.3 by notifying Holdings and the Corporation in writing within twenty
(20) Business Days of the Investor's receipt of the Offer (as defined in Section 3.4(a) of the Management Shareholders' Agreement) which Offer shall be sent to the Investor by Holdings as if the Investor were a Management Investor as provided in Section 3.4 of the Management Shareholders' Agreement.

      If the Investor does not elect to purchase the Offered Securities (as defined in Section 3.4(a) of the Management Shareholders' Agreement) as provided in this Section 2.4, then Holdings shall be free to sell all of such Offered Securities in accordance with Section 3.4(d) of the Management Shareholders' Agreement, provided that it shall be a condition precedent to the right of Holdings to sell the Offered Securities (as defined in Section 3.4(a) of the Management Shareholders' Agreement, that the purchaser has executed a counterpart of this Agreement in accordance with Section 8.5. If no sale takes place within the period set forth in Section 3.4(d) of the Management Shareholders' Agreement, then Holdings shall not transfer the Offered Securities (as defined in Section 3.4(a) of the Management Shareholders' Agreement), without again following and being subject to this Article II.

2.5   DRAG ALONG RIGHTS

      If Holdings (and/or its Permitted Transferees) holds, in the aggregate, not less than seventy-five percent (75%) of the outstanding Shares and it receives a bona fide irrevocable written offer (in this section the "THIRD PARTY OFFER") from a Person dealing at arms' length (within the meaning of the Income Tax Act (Canada)) with Holdings (in this section the "THIRD PARTY"), to purchase all (but not less than all) of the Shares held by Holdings (and its Permitted Transferees), which it has accepted or intends to accept, then Holdings shall have the right, upon written notice to the Investor, to require that the Investor sell all of the Shares held by the

Investor together with the Shares held by Holdings on the same terms as those contained in the Third Party Offer. In such event, the Investor shall be obliged to sell all of the Shares held by it in accordance with the terms of the Third Party Offer.

2.6   TAG ALONG RIGHTS

      If Holdings (and its Permitted Transferees) holds, in the aggregate, not less than fifty percent (50%) of the outstanding Shares and it receives a bona fide irrevocable written offer (in this section the "THIRD PARTY OFFER") from a Person dealing at arms' length (within the meaning of the Income Tax Act (Canada)) with Holdings (in this section the "THIRD PARTY") to purchase any or all of the Shares held by Holdings (and/or its Permitted Transferees), which it has accepted or intends to accept, Holdings shall so notify the Investor in writing, setting forth the terms of the Third Party Offer, including the name of the Third Party, the number of Shares Holdings (and/or its Permitted Transferees) intend to sell to the Third Party (in this section the "OFFERED SECURITIES") and the material terms of the sale, including the price per Share and the expected Closing Date. The Investor shall have the right, upon written notice to Holdings sent within ten (10) days of Investor's receipt of the notice from Holdings, to require the Third Party (or the Management Investors, exercising their rights under the Management Shareholders' Agreement) to acquire from the Investor (rather than from Holdings) a number of Shares equal to the product of the number of Offered Securities multiplied by a fraction, the numerator of which is the number of Shares owned by the Investor and the denominator of which is the number of Shares owned by Holdings (and its Permitted Transferees). Any Shares sold by the Investor hereunder shall be sold on the same terms as those contained in the Third Party Offer.

2.7   REFUSAL OF CORPORATION

      The Corporation shall record each transfer of Shares; provided, however, that the Corporation shall refuse to record a transfer of Shares made in contravention of this Agreement. The Corporation and its board of directors, prior to consenting to the transfer of Shares, shall be entitled to require proof that the transfer took place in accordance with this Agreement.

2.8   OFFER; THIRD PARTY OFFER NOTICE

      Each Offer and Third Party Offer Notice shall be in writing signed by the offering party and shall:

      (a)   identify the Section pursuant to which it is delivered;

      (b)   identify and provide particulars of the Offered Securities;

      (c)   state the purchase price per Offered Security;

      (d) in the case of a Third Party Offer, state the identity and address of the Person (who shall deal at arm's length with the offering party within the meaning of the Income Tax Act (Canada)) to whom it proposes to sell the Offered Securities;

      (e) in the case where a Third Party Offer is made, the Offer or Third Party Offer Notice shall be accompanied by a true copy of the Third Party Offer;

      (f) in the case where a Third Party Offer is made, be accompanied by an affidavit of the offering party attesting that there is no commission or similar fee that may be or may become due and payable to any broker, agent or other intermediary in connection with the sale of the Offered Securities; and

      (g) in the case of an Offer, be accompanied by the certificate or certificates representing the Offered Securities.

2.9   IRREVOCABILITY

      All Offers and Third Party Offer Notices and their acceptance, rejection or deemed acceptance or rejection are irrevocable.

2.10  INSCRIPTION

      The Corporation shall cause, and the Shareholders shall vote their Shares to cause the Corporation to cause, all certificates for Shares to be endorsed with the following inscription:

      "OWNERSHIP, ALIENATION AND ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF THE SHAREHOLDERS' AGREEMENT MADE AS OF AUGUST 15, 2002 AS AMENDED, A COPY OF WHICH IS ON FILE AT THE REGISTERED OFFICE OF THE CORPORATION."

2.11  DETERMINATION OF VALUE

      The auditors of the Corporation or a nationally recognized valuation or investment banking firm (the "AUDITORS") shall determine the Value of a Share at least once in every fiscal year of the Corporation and, in any event, they shall determine the Value as at the last day of each fiscal year of the Corporation. In the event that, at the time a Value must be attributed to Shares for purposes of any of the provisions of this Article II or Section 3.1, the Value has not been determined by the Auditors as at the last day of the most recently completed fiscal year of the Corporation, then the Closing of the relevant transaction shall be deferred until such Value has been determined, and it is such Value which shall be applied to such transaction.

      Notwithstanding the foregoing, in the event that, at the time that a Value must be attributed to Shares for purposes of any of the provisions of this
Article II or Section 3.1, more than three (3) months have passed since the date as of which the Value of the Shares was last determined by the Auditors, the Investor who is selling Shares pursuant to this Article III shall be entitled to require a new valuation of the Shares, in which case the Auditors shall determine the Value of the Shares as at the last day of the most recently-completed month-end of the Corporation, and all costs, fees and expenses of such valuation shall be borne equally by the Investor and the Corporation.

      The standard for determining Value shall be the highest price available in an open and unrestricted market between informed, prudent parties acting at arm's length and under no compulsion to act, expressed in terms of money. In furtherance of the foregoing, in determining the Value for the Shares, no discount shall be taken with respect to any Shares by virtue of the fact that they lack marketability, are not freely transferable or that they represent a minority interest in the Corporation, nor shall any premium be attributable to any freely transferable Shares or Shares that are part of a controlling interest in the Corporation.

      In the event that the outstanding Shares shall be subdivided into a greater or lesser number of Shares, whether by stock dividend, stock split or combination of Shares, subsequent to the date as of which the Value is determined but prior to any Closing pursuant to Article V occasioned by any event described in Article II or III, the Value for purposes of Articles II, III and V shall be proportionately decreased or increased as the case may be and the number of Shares to be sold or purchased shall be adjusted so as to appropriately reflect such stock dividend, split, subdivision or combination. No such adjustment shall be made, however, by reason of the issuance of Shares for cash, property or services, by way of stock options, stock warrants, subscription rights or otherwise.

                                  ARTICLE III
                                   CONVERSION

3.1   CONVERSION PRIVILEGE

      (a) In the event that the Corporation does not issue and does not intend to issue shares of its share capital to the general public and Holdings intends to issue shares in its share capital to the general public and such offering subsequently occurs, then the Investor shall have the right and option (exercised by written notice to Holdings) to cause Holdings to exchange the Shares held by the Investor for securities in the share capital of Holdings, which securities shall have a value (without reference to their proposed issue price) identical to the value of the Shares held by the Investor. In the event of any dispute between Holdings and the Investor as to the number or value of the securities in the share capital of Holdings to be issued in accordance herewith (or anything incidental thereto), such number shall be absolutely determined by an Auditor to be designated by Holdings with the approval of the Investor, whose determination shall be final and binding on the parties hereto, to the complete exclusion of any court or trial. The standard for determining value shall be the highest price available in an open and unrestricted market between informed, prudent parties acting at arm's length and under no compulsion to act, expressed in terms of money.

      (b) Holdings agrees that its rights and obligations under Articles III and VI hereof shall be assumed by any other issuer of securities into which all or substantially all of the equity securities of Holdings are directly or indirectly converted or exchanged if such issuer has securities which have been sold to the general public or if such issuer intends to issue such securities to the general public and such offering subsequently occurs. Such other issuer shall expressly acknowledge its obligations under Articles III and VI in connection with any such conversion or exchange by Holdings with such issuer.

3.2   NO FRACTIONAL SHARES

      Notwithstanding anything herein contained, Holdings shall in no case be required to issue fractional securities upon the conversion of the Shares. If any fractional share would, except for this Section 3.2, be deliverable upon the conversion of the Shares, Holdings shall satisfy all of its obligations under this Agreement with respect to such fractional share by paying to the Shareholder an amount in cash equal (to the nearest cent) to the value of the fractional share.

      In determining the value, no discount shall be taken with respect to any securities by virtue of the fact that they lack marketability, are not freely transferable or represent a monetary interest in the issues nor shall any premium be attributable to any freely transferable securities or securities that are part of a controlling interest in the applicable issuer.

                                   ARTICLE IV
                                PREEMPTIVE RIGHTS

4.1   PREEMPTIVE RIGHTS

      If the Corporation proposes to sell additional equity securities other than (a) to employees of the Corporation pursuant to employee benefit plans and other employee compensation plans approved by the Board, (b) pursuant to an acquisition or business combination approved by the Board, (c) in an offering registered under the US Securities Act of 1933, as amended or qualified for sale under the securities laws of any province of Canada, or (d) in connection with the exercise, exchange or conversion of securities of the Corporation, the Investor shall have the right to purchase up to such Shareholder's "pro rata share" of such additional securities. The Investor's "pro rata share" shall be that number of additional securities that would result in the Investor owning the same percentage of the Corporation's fully diluted shares (assuming all convertible securities or instruments were converted into Common Shares or Non-Voting Common Shares) after the issuance of the additional securities (the "ISSUANCE") as the Investor owned immediately prior to the Issuance. In the event of a proposed Issuance, the Corporation shall deliver to the Investor written notice describing the proposed Issuance, specifying the Investor's pro rata share and stating the purchase price for the additional securities, and the date, time and place of settlement for payment for the additional securities (which shall be no sooner than twenty-five (25) Business Days following the date of the notice). For a period of twenty (20) Business Days following such notice, the Investor shall have the right to subscribe, at the offering price established by the Corporation, by written notice to the Corporation, to purchase all or any portion of the Investor's pro rata share of the additional securities. Following such twenty (20) Business Day period, the Corporation shall be free for a period of ninety (90) Business Days thereafter to sell all or any part of the unsubscribed for additional securities and any Shares that have not been purchased as of the applicable Closing Date at a price no more favorable to such purchasers than the price offered to the Investor

                                   ARTICLE V
                                    CLOSING

5.1   TIME, PLACE, TERMS AND CONDITIONS

      (a) Each Closing shall be held at the registered office of the Corporation at 10:00 a.m. (Montreal, Canada time) on the Closing Date, or at such other place, at such other time or on such other date as the Parties thereto may agree, in accordance with the following terms and conditions:

            (i) at Closing, the selling shareholder shall deliver to the purchaser certificates representing the Shares being transferred, which certificates shall, in the case of a sale, be accompanied by a duly executed assignment of the Shares to the purchaser; and

            (ii)  payment for Shares shall be made in full at Closing.

      (b) At Closing, the selling shareholder shall deliver to the purchaser a written warranty that:

            (i) there are no contractual or other restrictions on the transfer of the purchased Shares (other than the restrictions set out in the Articles of the Corporation and in this Agreement); and

            (ii) the selling shareholder is the sole beneficial owner of the purchased Shares with full right, title and authority to transfer the purchased Shares to the purchaser, free and clear of all claims, liens and other encumbrances whatsoever.

      (c) At Closing, all necessary and proper corporate proceedings required by counsel for the purchaser, acting reasonably, shall be taken for the transfer of the purchased Shares.

      (d) If the purchaser fails for any reason whatsoever to proceed with Closing or to pay to the selling shareholder any amount due hereunder, then all amounts due hereunder but not paid shall bear interest from the date of Closing until paid in full at a rate of interest per annum equal to the Prime Rate plus three percent (3%). Such interest shall be payable on demand.

      The conditions set forth in this Section 5.1 are each made for the exclusive benefit of the purchaser and if any such conditions is not satisfied at the Closing, then the purchaser may, at its option, either refuse to proceed with the Closing or proceed with the Closing, in either case without prejudice to its remedies and recourses against the selling shareholder as a result of such condition not being satisfied.

5.2   FURTHER ASSURANCES

      Each Party upon the request of the other, whether before or after a Closing, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated by this Agreement.

                                   ARTICLE VI
                               REGISTRATION RIGHTS

6.1   REGISTRATION RIGHTS

      (a) The Investor shall have the registration rights described in Exhibit A attached hereto which shall be deemed an integral part hereof with respect to any Shares now or hereafter acquired by the Investor, including Shares acquired upon the conversion of the Preferred Shares, Shares acquired upon conversion of the Notes and Shares acquired by the Investor under Articles II, III or IV, or otherwise.

      (b) Notwithstanding anything herein to the contrary, and without limiting any of the rights of the Investor hereunder or under applicable Law, if at any time after the date hereof, there shall be
            (i) any reclassification, recapitalization or other change of the outstanding Shares (other than as a result of a subdivision or combination thereof), (ii) any consolidation, combination, amalgamation, merger or similar transaction of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged) in which the Shares are converted into any other securities or (iii) any share exchange or similar transaction pursuant to which the outstanding Shares are converted into other securities, then the registration rights of the Investor as set forth in Exhibit A shall be deemed to apply to the securities received by the Investor in or as a consequence of such transaction and the issuer of such securities shall expressly acknowledge its obligations under this Article VI.

                                  ARTICLE VII
                       CORPORATE GOVERNANCE AND COVENANTS

7.1   BOARD OF DIRECTORS

      From and after the date hereof, Holdings agrees to vote (including by execution of a written consent or in any other manner permitted by Law and the Corporation's Articles and By-Laws) all of the voting securities in the Corporation registered or owned beneficially by Holdings and any other voting securities of the Corporation over which it has control, and will take all other necessary or desirable actions within its control in order to cause:

      (a) the Board of the Corporation at all times to consist of not less than eight (8) members;

      (b) the election to the Board of one representative designated by the Investor, which designee shall be reasonably acceptable to the Corporation;

      (c) the removal from the Board of the representative designated by the Investor at the Investor's written request; and

      (d) if the representative of the Board designated by the Investor ceases to serve as a member of the Board during his or her term of office for any reason, the resulting vacancy on the Board to be filled by a representative designated by the Investor and acceptable to the Corporation.

7.2   RIGHT OF INSPECTION

      So long as the Investor owns any Shares or any securities or instruments convertible into or exchangeable for Shares, the Investor and its representatives and agents (collectively, the "INSPECTORS") shall have the right at the Investor's expense, to visit and inspect any of the properties of the Corporation and its subsidiaries, to examine the books of account and records of the Corporation and its subsidiaries, to make or be provided with copies and extracts therefrom, to discuss the affairs, finances and accounts of the Corporation and its subsidiaries with, to be advised as to the same by, its and their officers, and independent public accountants (and by this provision the Corporation authorizes such accountants to discuss such affairs, finances and accounts, whether or not a representative of the Corporation is present) all at such reasonable times and intervals and to such reasonable extent as such Investor may desire; provided, however, that each Inspector shall hold in confidence and shall not make any disclosure (except to the Investor) of any such information which the Corporation determines in good faith to be confidential, and of which determination the Inspectors are so notified, unless
(a) the release of such information is ordered pursuant to a subpoena or other order form a court or government body of competent jurisdiction, or (b) such information to any Inspector until and unless such Inspector shall have entered into confidentiality agreements (in form and substance satisfactory to the Corporation) with the Corporation with respect thereto. The Investor agrees that it shall, upon learning that disclosure of such information is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to the Corporation and allow the Corporation, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, the information deemed confidential. Notwithstanding the first sentence of this Section 7.2, the Corporation shall bear the costs of Investor's expenses under this section 7.2 after and during the continuance of any Event of Default as defined in the Notes. Notwithstanding the foregoing, the Corporation shall be entitled to restrict the rights of inspection granted to the Investors hereunder and shall not be required to disclose to the Investors any information where the Corporation deems in good faith that the exercise of such inspection rights or the disclosure of such information would entail disclosure of a trade secret or other confidential information of the Corporation or information of a commercially sensitive nature the disclosure of which would be detrimental to the Corporation or its business.

7.3   FINANCIAL INFORMATION

      So long as the Investor owns any Preferred Shares, Notes and/or Shares which, on an as-converted basis, equal at least twenty-five percent (25%) of the Shares issuable upon conversion of the Preferred Shares and Notes as of the date hereof, subject to adjustment as a result of any stock dividend, split-up, combination or other similar event after the date hereof (the "MINIMUM NUMBER OF SHARES"), the Corporation shall deliver to the Investor:

      (a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Corporation, an income statement of the Corporation and its subsidiaries for such fiscal year, a balance sheet of the Corporation and its subsidiaries and statement of shareholder's equity as of the end of such year, and a schedule as to the sources and applications of funds for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with Canadian generally accepted accounting principles("GAAP"), and audited and certified by independent chartered accountants of nationally recognized standing selected by the Corporation;

      (b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Corporation, an unaudited profit or loss statement, not-consolidated. If available, Corporation will further provide a schedule as to the sources and application of funds for such fiscal quarter and a statement showing the number of Shares of each class and series of capital stock and securities convertible into or exercisable for Shares of capital stock outstanding at the end of the period, the number of Common Shares issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Shares and the exchange ratio or exercise price applicable thereto, all in sufficient detail as to permit the Investor to calculate its percentage equity ownership in the Corporation;

      (c) as soon as practicable, but in any event thirty (30) days after approval of the Corporation's Board of Directors, a budget and business plan for the next fiscal year, prepared on a including balance sheets and sources and applications of funds statements;

      (d)   with respect to the financial statements called for in subsection
            (b) of this Section 7.3, an instrument executed by the Chief Financial Officer or President of the Corporation and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Corporation and its results of operation for the period specified, subject to year-end audit adjustment;

      Notwithstanding the foregoing, the Corporation shall not be obligated under this Section 7.3 to provide the Investors with information which it deems in good faith to be a trade secret or similar confidential information.

7.4   COVENANTS

      So long as the Investor owns Preferred Shares, Notes and Shares which on an as-converted basis equal the Minimum Number of Shares, the Corporation agrees to take the actions listed below.

      (a) The Corporation will promptly pay and discharge, or cause to be paid and discharged when due and payable, all lawful taxes, assessments, and governmental charges or levies imposed upon the income, profits, property, or business of the Corporation or any subsidiary; provided, however, that any such tax, assessment, charge, or levy need not be paid if the validity hereof shall currently be contested in good faith by appropriate proceedings and if the Corporation shall have set aside on its books adequate reserves with respect thereof, and provided further, that the Corporation will pay all such taxes, assessments, charges, or levies forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor. The Corporation will promptly pay or cause to be paid when due, or in conformance with customary trade terms, all other indebtedness incident to the operations of the Corporation.

      (b) The Corporation will keep its properties and those of its subsidiaries in good repair, working order, and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions, and improvements thereto; and the Corporation and its subsidiaries will at all times comply with the provisions of all material leases to which any of them is a party or under which any of them occupies property so as to prevent any loss or forfeiture thereof or thereunder.

      (c) Except as otherwise decided in accordance with policies adopted by the Board, the Corporation will keep its assets and those of its subsidiaries that are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, extended coverage, and explosion insurance in amounts customary for companies in similar businesses similarly situated; and the Corporation will maintain, with financially sound and reputable insurers, insurance against other hazards, risks, and liabilities to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated.

      (d) The Corporation and all of its subsidiaries will keep records and books of account in which full, true, and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with GAAP applied on a consistent basis.

      (e) The Corporation and all its subsidiaries shall duly observe and conform to all valid requirements of governmental authorities relating to the conduct of their businesses or to their properties or assets.

      (f) The Corporation shall maintain in full force and effect its corporate existence, rights, and franchises and all licenses and other rights to use patents, processes, licenses, trademarks, trade names, or copyrights owned or possessed by it or any subsidiary and deemed by the Corporation to be necessary to the conduct of its business.

      (g) The Corporation will retain independent public accountants of recognized national standing who shall certify the Corporation's financial statements at the end of each fiscal year. In the event the services of the independent public accountants so selected, or any firm of independent public accountants hereafter employed by the Corporation are terminated, the Corporation will promptly thereafter notify the Investor and will request the firm of independent public accountants whose services are terminated to deliver to the Investors a letter from such setting forth the reasons for the termination of their services. In the event of such termination the Corporation will promptly thereafter engage another firm of independent public accountants of recognized national standing. In its notice to the Investor the Corporation shall state whether the change of accountants was recommended or approved by the Board of Directors of the Corporation or any committee thereof.

7.5   NOTICES OF CERTAIN EVENTS

      So long as the Investor owns any Preferred Shares or Notes the Corporation shall not effect any of the transactions listed below unless (i) the Investor has received written notice of such transaction at least Fifteen (15) Business Days prior thereto, but in no event later than ten (10) Business Days prior to the record date for the determination of shareholders entitled to vote with respect thereto, (ii) if required by the Articles of the Corporation, the Notes or any other Transaction Document (as defined in the Securities Purchase Agreement, the consent of the holders of Preferred Shares or Notes shall have been obtained in accordance with such Articles and Transaction Documents or
(iii) the resulting successor, acquiring or amalgamated entity (if not the Corporation) assumes by written instrument (in form and substance reasonably satisfactory to the Investor), the obligations of the Corporation under this Agreement and the other Transaction Documents:

      (a) the declaration or payment of any dividends on Common Shares, Non-Voting Common Shares or Preferred Shares other than dividends payable solely in Common Shares, Non-Voting Common Shares or Preferred Shares;

      (b) the Corporation's merger with or into or consolidation, combination or amalgamation with or into any other Person, or the sale, lease or other disposition of all or substantially all of the properties or assets of the Corporation or any of its subsidiaries;

      (c) the filing by the Corporation or any of its subsidiaries of a registration statement under the securities laws of the United States or of a prospectus under the securities laws of any province of Canada; and

      (d)   the occurrence of an Event of Default under the Note.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

8.1   SUCCESSORS IN INTEREST

      This Agreement and the provisions hereof shall inure to the benefit of and be binding upon the Parties and their respective heirs, legatees, successors, testamentary executors and permitted assigns.

8.2   NOTICE

      Any offer, acceptance, rejection, notice, consent, request, authorization, permission, direction or other instrument required or permitted to be given hereunder shall be in writing and given by delivery or sent by telecopier or similar telecommunications device and addressed:

            in the case of the Investor, to it at:

            PRIME INVESTMENTS SA

            Saphine Building 1st Floor
            63 Boulevard Prince Felix
            L1513- Luxembourg

            P.O. Box 415
            L-2014 Luxembourg
            Attn: Mr. Marco Dijkerman

            Telecopier: 352-4271961

            with a copy to

            Wolf, Block, Schorr and Solis-Cohen LLP
            250 Park Avenue
            New York, NY 10177
            Telephone 212-883-4911
            Telecopier:  212-672-1111
            Attn: Lawrence L. Ginsburg, Esq.

      (a)   in the case of Holdings, to it at:

            HENRY BIRKS & SONS HOLDINGS INC.
            C/O REGALUXE INVESTMENT SARL
            25A, Boulevard Royal
            Luxembourg, 2449

            Attention: The President, and Sabine Bruckert, Corporate Secretary

            Telecopier: 011 39 118 174 827

            with a copy to:

            HENRY BIRKS & SONS INC.
            1240 Phillips Square
            Montreal, Quebec
            H3B 3H4

            Attention: The President, and the Corporate Secretary

            Telecopier: (514) 397-2577

      (b)   in the case of the Corporation, to it at:

            HENRY BIRKS & SONS INC.
            1240 Phillips Square
            Montreal, Quebec
            H3B 3H4

            Attention: The President, and the Corporate Secretary

            Telecopier: (514) 397-2577

      Any offer, acceptance, rejection, notice, consent, request, authorization, permission, direction or other instrument given as aforesaid shall be deemed to have been received, if sent by telecopier or similar telecommunications device on the next Business Day following such transmission or, if delivered, to have been given and received on the date of such delivery. Any address for service may be changed by written notice given as aforesaid.

8.3   PURPORTED TRANSFERS; APPLICABILITY OF CERTAIN PROVISIONS

      Any purported transfer of Shares contrary to the terms of this Agreement shall be null and void and have no legal effect. Notwithstanding any other provisions of this Agreement, the rights of first refusal set forth in Sections
2.3 and 2.4 and the preemptive rights set forth in Section 4.1 shall not apply to a merger, amalgamation or similar corporate transaction that is taken to reorganize the relationship between the Corporation and Mayor's Jewelers, Inc., provided that all shareholders of the Corporation are treated equally in such restructuring.

8.4   TIME

      Time shall be of the essence in this Agreement.

8.5   EXECUTION OF COUNTERPART

      No Person shall become a holder of Shares of the Corporation without first having executed a counterpart of this Agreement in accordance with Schedule 8.5.

      Each such counterpart so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

      Each Person who becomes a holder of Shares of the Corporation and who has executed a counterpart of this Agreement in accordance with Schedule 8.5 shall become a Party hereto. To the extent such Person is the transferee of the Investor, such person shall be deemed to have the rights and obligations of the Investor hereunder with respect to the Shares so transferred and to the extent such Person is the transferee of Holdings, such Person shall be deemed to have the rights and obligations of Holdings hereunder with respect to the Shares so transferred. The preceding sentence shall not apply (i) to the Investor (or its Permitted Transferees) to the extent such Person is the transferee of Shares from Holdings and/or its Permitted Transferees or (ii) Holdings (or its Permitted Transferees) to the extent such Person is the transferee of Shares from the Investor and/or its Permitted Transferees.

8.6   TERMINATION

      (a) This Agreement shall terminate automatically upon occurrence of any of the following events: (i) all issued and outstanding Shares of the Corporation are held by one Person only; or (ii) by written agreement of the Shareholders and the Corporation.

      (b) The provisions of Articles II, III, IV, V and VII hereof shall terminate upon (i) the consummation by the Corporation of a Qualified Public Offering, or (ii) the conversion by the Investor of its Shares under Article III hereof or (iii) the consummation of a transaction described in Section 6.1(b)(ii) or (iii) of the Shareholders' Agreement with an issuer whose Shares are listed on a US securities exchange or a national Canadian stock exchange or quoted on the NASDAQ-NMS or Small Cap.

                            [SIGNATURE PAGES FOLLOW]

      IN WITNESS WHEREOF this Agreement was executed on the date and at the place first mentioned above.

HENRY BIRKS & SONS INC.                      HENRY BIRKS & SONS HOLDINGS INC.

By: /s/ Thomas A. Andruskevich               By: /s/  Marc Cantin
    ----------------------------                 --------------------------
    Name: Thomas A. Andruskevich                 Name: Marc Cantin
    Title: President and Chief Executive         Title: Director
           Officer
           President et Chef de l'Executif

PRIME INVESTMENTS SA                         MARCO PASTERIS

By: /s/  Amit B. Bhansali                    By: /s/ Marco Pasteris
    ----------------------------                 --------------------------
    Name: Amit B. Bhansali                       Name:  Marco Pasteris
    Title:

                                  SCHEDULE 8.5

      To the Shareholders' Agreement by and among Prime Investments SA, Henry Birks & Sons Holdings Inc. and Henry Birks & Sons Inc. made as of August 15, 2002.

                                   COUNTERPART

      THIS INSTRUMENT forms part of the Shareholders' Agreement (the "Agreement") made as of _________________________ as amended, by and among Prime Investments SA, Henry Birks & Sons Holdings Inc. and Henry Birks & Sons Inc., which Agreement permits execution by counterparts. The undersigned hereby acknowledges having received a copy of the said Agreement (which is annexed hereto as Schedule A) and, having read the said Agreement in its entirety, hereby agrees that the terms and conditions of the said Agreement shall be binding upon the undersigned as if the undersigned had been an original party to the Agreement as a Shareholder (as such term is defined in the Agreement) and such terms and conditions shall inure to the benefit of and be binding upon the undersigned, its successors and assigns.

      IN WITNESS WHEREOF the undersigned has executed this instrument this [____] day of [____],____.

                                                     [SHAREHOLDER]

                                                     Per: ______________________

                      EXHIBIT A TO SHAREHOLDERS' AGREEMENT

      This Exhibit A is a part of and is incorporated into that certain Shareholders' Agreement (the "SHAREHOLDERS' AGREEMENT"), dated as of August 15, 2002, among Henry Birks & Sons Inc., a corporation amalgamated under the laws of Canada (the "CORPORATION"), Henry Birks & Sons Holdings Inc., a corporation incorporated under the laws of Canada ("HOLDINGS") and Prime Investments SA, a Luxembourg corporation (together, with each transferee thereof of Common Shares that agrees to be bound by the terms of the Shareholders' Agreement in accordance with Section 8.5 thereof, the "INVESTORS.") Capitalized terms used in this Exhibit A without definition herein shall have the meanings assigned to them in the Shareholders' Agreement.

      1. Registration on Request.

            1.1 Request. Subject to the other provisions of this Section 1 and the other provisions of this Exhibit A, at any time after (i) the Corporation's initial Qualified Public Offering (ii) a transaction described in Section 6.1(b)(ii) or (iii) of the Shareholders Agreement with an issuer whose Shares are listed on a US national securities exchange or a Canadian securities exchange or quoted on the NASDAQ, NMS or Small Cap, or (iii) the conversion by the Investor of its Shares as provided in Article III of the Shareholders' Agreement, upon the written request of the Investor, requesting that the issuer of the Registrable Securities (the "ISSUER") held by the Investor effect the registration under the securities laws of the jurisdiction in which such Issuer's Shares are registered or the qualification for sale in Canada (a "QUALIFICATION") pursuant to a final prospectus (a "CANADIAN PROSPECTUS") filed with, and in respect of which a receipt has been issued by, each of the securities commissions or similar regulatory authority of each of the provinces of Canada (the "CANADIAN COMMISSIONS"), of all or any part of such the Investor's Registrable Securities (but not less than 250,000 Registrable Securities), the Issuer will as soon as is practicable give written notice of such requested registration or Qualification to all holders of Registrable Securities, and thereupon will use its reasonable best efforts to effect, as expeditiously as practicable, the registration or Qualification under the applicable securities laws of Registrable Securities which the Issuer has been so requested to register by the Investor. Notwithstanding the foregoing, the Issuer shall not be required to effect a registration or Qualification pursuant to this Section 1.1:

      (a) if the Issuer has already effected one (1) registration or Qualification pursuant to this Section 1.1 at the request of Investor and such registration or Qualification has been declared or ordered effective; or

      (b) within one hundred eighty (180) days after a merger, amalgamation or other reorganization pursuant to which the Common Shares have been exchanged or converted into common shares of Mayor's Jewelers Inc.

            1.2 Registration Statement Form. Registrations under this Section 1 shall be on such appropriate registration form and Qualifications shall be made pursuant to such appropriate type of Canadian Prospectus, as permitted by applicable securities laws and the rules and regulations thereunder and as selected by the Issuer and as acceptable to the Investor. The Issuer agrees to include in any such registration statement and Canadian Prospectus all information which the Investor, upon advice of counsel, shall reasonably request. The Issuer may, if permitted by applicable law, effect any registration requested under this
Section 1 by the filing of a short-form registration statement (such as a Form S-3 if the registration statement is filed under the United States Securities
Act) unless the Investor (or, if such registration involves an underwritten public offering of Registrable Securities, the managing underwriter of such public offering) shall notify the Issuer in writing that, in the reasonable judgment of such managing underwriter, the use of a more detailed form specified in such notice is of material importance to the success of such public offering, in which case such registration shall be effected on the form so specified.

            1.3 Effective Registration Statement. A registration or Qualification requested pursuant to this Section 1 shall not be deemed to have been effected (a) unless a registration statement with respect thereto has become effective or a receipt for a Canadian Prospectus has been issued by each of the Canadian Commissions, provided that a registration which does not become effective after the Issuer has filed a registration statement with respect thereto or a Canadian Prospectus which is not receipted by the Canadian Commissions solely by reason of the refusal to proceed of the Investor (other than a refusal to proceed based upon the advice of counsel relating to a matter with respect to the Issuer or the withdrawal of a request for registration or Qualification pursuant to Subsection 1.1) shall be deemed to have been effected by the Issuer unless the Investor shall have elected to pay all Registration Expenses (as defined in Section 6 below) in connection with such registration or Qualification, (b) if the registration does not remain effective or the Registrable Securities do not remain qualified for sale pursuant to a Canadian Prospectus for a period of at least 180 days or, if earlier, until all the Registrable Securities requested to be registered or qualified for sale in connection therewith were sold, (c) if, after it has become effective, such registration or, after the qualification for sale of the Registrable Securities in Canada, is interfered with by any stop order, injunction or other order or requirement of the Securities and Exchange Commission (the "COMMISSION"), if the registration involves a public offering in the United States, any of the Commissions or other governmental authority or court for any reason, or (d) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration or Qualification are not satisfied and no such registration or Qualification occurs, other than by reason of some act or omission by the Investor.

            1.4 Priority in Requested Registrations. If a requested registration or Qualification pursuant to this Section 1 involves an underwritten offering, and the managing underwriter shall advise the Issuer in writing that, in its opinion, the number of securities requested to be included in such registration or Qualification exceeds the number which can be sold in such offering within a price range acceptable to the Investor (such writing to state the basis of such opinion and the approximate number of shares of securities which may be included in such offering without such effect), the Issuer will include in such registration or qualification for sale in Canada, to the extent of the number of securities which the Issuer is so advised can be sold in such offering, first, any and all securities proposed to be registered or qualified for sale in Canada by the Issuer for its own account as part of such registration or qualification, second, Registrable Securities requested by the Investor, and third all other securities of the Issuer proposed to be included in such registration or qualification for sale in Canada, in accordance with the priorities, if any, then existing among the Issuer and the holders of such securities.

            1.5 Registration Expenses. In connection with one registration or Qualification of Registrable Securities pursuant to this Section 1, the Issuer shall pay all Registration Expenses and the Investor shall pay all underwriting discounts and commissions applicable to its Registrable Securities and any fees of separate counsel employed by the Investor.

      2. Incidental Registration.

            2.1 Right to Include Registrable Securities. If, following the public offering of the securities of the Issuer (which in the case of the Corporation shall be a Qualified Public Offering), the Issuer proposes to register or qualify for sale any of its securities (which are the same type as Registrable Securities then held by the Investor) under the US Securities Act or the securities laws of any province or territory of Canada by registration on any form or qualification for sale in Canada pursuant to any type of Canadian prospectus, for public sale for its own account or the account of any other shareholder, it will each such time give prompt written notice to the Investor of its intention to do so and of the Investor's rights under this Section 2, prior to the proposed registration or qualification for sale (such notice, a "REGISTRATION NOTICE"). Upon the written request of the Investor made as promptly as practicable and in any event within ten (10) days after the receipt of any such Registration Notice (which request shall specify the Registrable Securities intended to be disposed of by the Investor), the Issuer will file a registration statement or a Canadian Prospectus with respect to, and use its reasonable best efforts to make effective or obtain receipts therefor from each of the Commissions, at the earliest possible date, the registration or qualification for sale in Canada under the applicable securities laws of all Registrable Securities which the Issuer has been so requested to register by the Investor thereof; provided, however, that if, at any time after giving written notice of its intention to register or qualify for sale in Canada any Registrable Securities and prior to the effective date of the registration statement filed in connection with such registration or date of issuance of receipts for a Canadian Prospectus, the Issuer shall determine for any reason not to register or to delay registration or qualification for sale of such securities, the Issuer may, at its election, give written notice of such determination to the Investor and (i) in the case of a determination not to register or qualify for sale, the Issuer shall be relieved of its obligation to register or qualify for sale in Canada any Registrable Securities in connection with such registration or offering and (ii) in the case of a determination to delay registering or qualifying for sale in Canada, the Issuer shall be permitted to delay registering or qualifying for sale any Registrable Securities, for the same period as the delay in registering or qualifying for sale such other securities.

            2.2 Priority in Incidental Registrations. If the managing underwriter of any underwritten offering shall advise the Issuer that the number of Registrable Securities requested to be included in such registration or qualification exceeds the number which can be sold in such offering, and the Issuer has so advised the Investor in writing, then the Issuer will include in such registration or qualification, to the extent of the number of Registrable Securities which the Issuer is so advised can be sold in (or during the time of) such offering, first, any and all securities proposed to be registered or qualified for sale in Canada by the Issuer for its own account as part of such registration, second, the Registrable Securities requested to be included in such registration or qualification by the Investor if exercising its rights under Section 2.1 hereof and other holders of Registrable Securities, who have exercised demand registration rights comparable to the Investor's rights under Section 2.1 hereof, pro rata among such holders on the basis of the number of Registrable Securities requested to be registered or qualified by such holders and third, all other securities of the Issuer proposed to be included in such registration, in accordance with the priorities, if any, then existing among the Issuer and the holders of such securities. In connection with any registration or qualification for sale in Canada as to which this Subsection 2.2 applies, the Investor shall have the right, upon written notice to the Issuer within ten (10) days of receipt of a Registration Notice from the Issuer, to withdraw from such registration or qualification the Registrable Securities requested to be registered or qualified for sale by the Investor.

            2.3 Registration Expenses. In connection with any registration of Registrable Securities pursuant to this Section 2, the Issuer shall pay all Registration Expenses and the Investor shall pay all underwriting discounts and commissions applicable to its Registrable Securities and any fees of separate counsel employed by the Investor.

      3. Registration Procedures. With respect to any registration pursuant to
Section 1 or Section 2:

            3.1 Cooperation. In connection with any registration or Qualification of Registrable Securities for the account of the Investor, the Investor shall provide to the Issuer for inclusion in the related registration statement or Canadian Prospectus any information reasonably requested by the Issuer or, in the case of an underwritten offering, by the managing underwriter thereof.

            3.2 Withdrawal from Registration. The Investor shall not be permitted to effect a withdrawal of its Registrable Securities from a requested registration or Qualification, unless the Investor provides written notice of such withdrawal to the Issuer not later than 24 hours prior to the pricing of the Registrable Securities to be sold pursuant to such registration or Qualification (the "WITHDRAWAL DEADLINE"); provided, that such restriction on withdrawal shall apply only if (i) not less than 12 hours prior to the Withdrawal Deadline the Investor shall have been informed by the Issuer or the managing underwriter of an underwritten offering of the range of prices within which such Registrable Securities shall be offered in connection with such registration or Qualification and (ii) the actual price at which such Registrable Securities are offered in connection with such registration or Qualification shall have been within such range of prices.

            3.3 Underwriters. The distribution for the account of the Investor shall in any underwritten offering be underwritten by the same underwriters who underwrite the distribution of Registrable Securities for the account of any other holder of Registrable Securities exercising demand registration rights comparable to those set forth in Section 2.1 hereof and the Issuer.

            3.4 Legal Opinions. The Investor shall retain counsel and shall cause such counsel to deliver to the managing underwriter of any underwritten offering such opinions of such counsel as such managing underwriter may reasonably require.

            3.5 Execution of Documents. The Investor shall, upon request of the Issuer, execute power of attorney, deposit and custodian agreements in form and substance satisfactory to the managing underwriter of any underwritten offering. The Investor shall execute an underwriting agreement in form and substance satisfactory to such managing underwriter, which underwriting agreement shall contain customary representations and warranties to be given by the Investor (including representations regarding the material accuracy and completeness of the information provided thereby pursuant to Subsection 3.1) and provisions whereby the Issuer, on the one hand, and the Investor, on the other hand, indemnify each other as provided in Section 6.

            3.6 Registration Statement. The Issuer will deliver to the Investor such number of copies of any preliminary Canadian Prospectus, and after the effectiveness of any registration statement or issuance of receipts in respect of a Canadian Prospectus such reasonable number of copies of a definitive prospectus included in such registration statement or Canadian Prospectus and of any revised or supplemental prospectuses as the Investor may from time to time request.

      4. Hold-Back. Each of the Issuer and the Investor agrees not to effect any public sale or distribution of Registrable Securities during the period specified by the managing underwriter or underwriters of an underwritten offer being made pursuant to such registration statement (which period shall not exceed seven (7) days prior to and 180 days following the effective date of such registration statement), except as part of such registration or Qualification, if and to the extent reasonably requested by such managing underwriter or underwriters.

      5. INTENTIONALLY OMITTED.

      6. Indemnity.

      (a) The Issuer will indemnify and hold harmless the Investor if its Registrable Securities were included in a registration statement or Canadian Prospectuses prepared under Section 1 or Section 2 hereof, against all claims, losses, damages, liabilities and expenses resulting from any untrue statement or allegedly untrue statement of a material fact contained or incorporated by reference in a prospectus or in any related registration statement or in any Canadian preliminary or final Prospectus, notification or the like or from any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as the same may have been based on information furnished in writing to the Issuer by the Investor or such underwriter expressly for use therein and used in accordance with such writing. The Investor, by acceptance of the provisions herein, agrees to furnish to the Issuer such information concerning the Investor and the proposed sale or distribution as shall, in the opinion of counsel for the Issuer, be necessary in connection with any such registration or Qualification of any Registrable Securities owned by the Investor, and to indemnify and hold harmless the Issuer, its officers and directors and each of its underwriters (and any person who controls the Issuer or such underwriters within the meaning of Section 15 of the US Securities Act) against all claims, losses, damages, liabilities and expenses resulting from any untrue statement or allegedly untrue statement of a material fact furnished in writing by the Investor to the Issuer or to any underwriter of Registrable Securities sold by the Investor, expressly for use in connection with such registration or Qualification and used in accordance with such writing and from any omission therefrom or alleged omission therefrom of a material fact needed to be furnished or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (b) Promptly after receipt by the Investor of written notice of the commencement of any action or proceeding involving a claim referred to in
Section 6(a), the Investor will, if a claim in respect thereof is to be made against the Issuer, give written notice to the latter of the commencement of such action; provided, however, that the failure of the Investor to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subsections of this Section 6, except to the extent that the Issuer is prejudiced by such failure to give notice. In case any such action shall be brought against the Investor and it shall notify the Issuer of the commencement thereof, the Issuer shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to the Investor and after written notice from the Issuer to the Investor of its election so to assume the defense thereof, the Issuer shall not be liable to the Investor for any legal or other expenses (including fees and expenses of attorneys) subsequently incurred by the Investor in connection with the defense thereof. Notwithstanding the foregoing, in any action or proceeding in which both the Issuer and the Investor is, or is reasonably likely to become, a party, the Investor shall have the right to employ separate counsel at the Issuer's expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to the Investor, (a) there are or may be legal defenses available to the Investor or to other indemnified parties that are different from or additional to those available to the Issuer or (b) any conflict or potential conflict exists between the Issuer and the Investor that would make such separate representation advisable. The Issuer shall not be liable for any settlement of any action or proceeding effected without its written consent, which consent shall not be unreasonably withheld. The Issuer shall not, without the consent of the Investor, which consent shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to Investor of a general release from all liability in respect to such claim or litigation or which requires action by the Investor.

      7. Definitions. As used in this Exhibit A, unless the context otherwise requires, the following terms have the following respective meanings:

      "REGISTRABLE SECURITIES" means any Shares of the Corporation or any securities received by the Issuer pursuant to Article III or Section 4(b) of the Shareholders' Agreement, but with respect to any such securities, only until such time as such Shares (i) have been effectively registered under the US Securities Act or pursuant to the securities laws of each of the provinces of Canada and disposed of in accordance with the registration statement or Canadian Prospectuses covering such securities, or (ii) has ceased to be outstanding.

      "REGISTRATION EXPENSES" means all expenses incident to the Issuer's performance of or compliance with Sections 1, 2 or 3, including, without limitation, all registration and filing fees, all fees of the national securities exchanges or the National Association of Securities Dealers, Inc., or the NASDAQ, NMS or Small Cap, or of any Canadian securities exchange all fees and expenses of complying with applicable securities or laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of counsel for the Issuer and of its independent public accountants, including the expenses of "cold comfort" letters required by or incident to such performance and compliance, any fees and disbursements of underwriters customarily paid by issuers or sellers of securities (excluding any underwriting discounts or commissions with respect to the Registrable Securities).